Exhibit 10.5

MFN Amendment Agreement

AGREEMENT, dated as of September 23, 2022 (this “Agreement”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”), Verition Multi-Strategy Master Fund Ltd. (“Verition,” and collectively with Puritan Partners, the “Purchasers”) and Nightfood Holdings, Inc., a Nevada corporation (the “Company”), having an address at 520 White Plains Road-Suite 500, Tarrytown, New York. 10591. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of December 10, 2021, by and between the Purchasers and the Company (the “Securities Purchase Agreement”) and the Notes (as defined therein), as the case may be.

WHEREAS, each of the Purchasers agreed to purchase pursuant to the Securities Purchase Agreement an 8.0% Original Issue Discount Senior Secured Convertible Note in the principal amount of $543,478.26 due December 10, 2022 (each, a “Note” and collectively, the “Notes”) and 2,000,000 5-year warrants initially exercisable at $0.25 to purchase shares of Common Stock of the Company (the “Purchasers Warrants”); and

WHEREAS, the Company plans to enter into a financing transaction with Mast Hill Fund, L.P., a Delaware limited partnership (“Mast Hill”) pursuant to which Mast Hill shall be issued $700,000 principal amount of 8% unsecured subordinated Promissory Notes due September 23, 2023 of the Company, Warrants to purchase for 5 years 2,800,000 shares of the Company at an exercise price of $0.225 (the “Mast Hill Warrants”) and returnable Warrants to purchase for 5 years 7,000,000 shares of the Company at an exercise price of $0.30 (the “Returnable Warrants”) ; and

WHEREAS, the Purchasers have certain rights pursuant to Section 4.14 of the Securities Purchase Agreement under which if the Company engages in any future financing transactions with a third-party investor and the Purchasers determine that the terms of the subsequent investment are preferable in any respect to the terms of the Securities of the Company issued to the Purchasers pursuant to the terms of the Securities Purchase Agreement, then the Company agrees to amend the Securities, and as necessary, adjust the number of bonus shares or warrants or to include the preferable term contained in the instruments evidencing the applicable Security.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree to amend Purchasers’ Securities as follows:

1.	The Company shall provide each of the Purchasers with 5,434,783 5-year Returnable Warrants at an initial Exercise Price per share of $0.30, substantially in the form of Exhibit A hereto.

2.	Section 4.10 of the Securities Purchase Agreement shall be amended to increase the Required Reserve Amount such that such amount shall be “no less than four (4x) the sum of the maximum number of Conversion Shares, Returnable Warrant Shares and Warrant Shares (as defined in the Note) issuable (assuming no payment of principal amount or interest) pursuant to the conversion of the Notes or exercisable pursuant to the Warrant or Returnable Warrant (taking into consideration any adjustments to the conversion price or exercise price as provided therein) (the “Required Reserve Amount”); provided that the aforementioned formula shall only be in effect on and after the date that is six (6) calendar months after September 23, 2022.” Prior to September 23, 2022, the three (3x) reserve provided in section 4.10 shall prevail, although the parties acknowledge that the Company shall not be seeking shareholder approval to increase the authorized shares until March 23, 2022.

3.	The Irrevocable Letter of Instruction dated December 10, 2021 (as amended) shall be amended to increase the Required Reserve amount to the amount as set forth in paragraph 2 above.

4.	The following Event of Default shall be added to Section 8(a) of the Note: “(xiv) the Company fails to maintain a market capitalization of at least $4,000,000 on any Trading Day, which shall be calculated by multiplying (i) the closing price of the Company’s common stock on the Trading Day immediately preceding the respective date of calculation by (ii) the total shares of the Company’s common stock issued and outstanding on the Trading Day immediately preceding the respective date of calculation; (xv) the restatement of any financial statements filed by the Company with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding unless the Company restates such financial statements within fifteen (15) calendar days after the date that the Company discloses its need to restate such financial statements in a filing with the Securities and Exchange Commission; (xvi) in the event that the Company proposes to replace its transfer agent, the Company fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Company and the Company; (xvii)the Company consummates a Variable Rate Transaction at any time on or after the Issue Date; and (xviii) any attempt by the Company or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Company or its officers, directors, and/or affiliates of, material non-public information concerning the Company , to the Holder or its successors and assigns, which is not immediately cured by Company’s filing of a Form 8-K pursuant to Regulation FD on that same date.

5.	The following provision shall be added to Section 8(b) of the Note: “Upon an Event of Default, the Conversion Price of the Note shall be adjusted such that the per share conversion price into which Principal Amount and interest (including any Default Interest) shall be convertible into shares of Common Stock upon an Event of Default shall equal $0.10, subject to adjustment.”

6.	The following provision shall be added to Section 4(a) of the Note: ” Holder shall be entitled to deduct $1,750 from the conversion amount in each Notice of Conversion to cover Holder’s fees associated with each Notice of Conversion.” The following provision shall be added to Section 6(d) of the Note: ” $750.00 shall be added to each prepayment under this Section 6 to reimburse Holder for administrative fees in conjunction therewith.”

7.	The definition of Exempt Issuance in the Note shall be modified by eliminating paragraphs (d) and (e) thereof.

8.	The parties acknowledge as a result of the modification of the conversion price of the Notes issued to Puritan Partners LLC and Verition Multi- Strategy Fund Ltd. on December 10, 2022 to $.20/share (and not as a result of entering into the Mast Hill financing), the exercise price on the warrants issue to such parties shall be reduced to $.20/share pursuant to section 3(b) of such warrants.

9.	The Purchasers hereby irrevocably waives any payment default by the Company pursuant to the terms of the Notes, through the date hereof; provided that the Company shall pay or prepay, as the case may be, to the Purchasers, on or prior to September 28, 2022, all amounts due and owing through October 10, 2022. If the Purchasers shall not have received such payments on or prior to such date, such waiver shall be null and void and of no effect.

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Sean Folkson
Name: Sean Folkson
Title: Chief Executive Officer

Puritan Partners LLC

By:	/s/ Richard Smithline
Name: Richard Smithline
Title: Managing Member

Verition Multi-Strategy Fund

By:	/s/ William Anderson
Name: William Anderson
Title: Authorized Signatory

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